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NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
Consolidated Balance Sheet
At June 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
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ASSETS
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
Utility plant, at original cost     $4,175.0
     Less accumulated provisions for depreciation and amortization     1,737.8
          --------
          2,437.2
Construction work in progress     65.3
          --------
          Net utility plant     2,502.5
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Investments:
     Nuclear power companies, at equity     47.5
     Other subsidiaries, at equity     2.3
     Non-utility property and other investments     195.4
               --------
          Total investments     245.2
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Current assets:
     Cash     121.4
     Marketable securities     0.0
     Accounts receivable, less reserves of $20.8     259.0
     Unbilled revenues     85.8
     Fuel, materials, and supplies, at average cost     36.4
     Prepaid and other current assets     71.3
               --------
          Total current assets     573.9
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Regulatory assets     1,448.6
Goodwill, net of amortization     92.0
Deferred charges and other assets     27.0
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               $4,889.2
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CAPITALIZATION AND LIABILITIES
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Capitalization:
     Common share equity:
          Common shares, par value $1 per share:
               Authorized - 150,000,000 shares
               Issued - 64,969,652 shares
               Outstanding - 59,120,059 shares     $   65.0
     Paid-in capital     736.7
     Retained earnings     1,000.8
     Treasury stock - 5,849,593 shares     (240.3)
     Accumulated other comprehensive income, net     8.2
                    --------
               Total common share equity     1,570.4

     Minority interests in consolidated subsidiaries     39.2
     Cumulative preferred stock of subsidiaries     19.5
     Long-term debt     1,043.9
                    --------
               Total capitalization     2,673.0
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Current liabilities:
     Long-term debt due within one year     39.3
     Accounts payable     183.3
     Accrued taxes     16.4
     Accrued interest     16.1
     Dividends payable     30.4
     Other current liabilities     122.5
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               Total current liabilities     408.0
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Deferred federal and state income taxes     466.0
Unamortized investment tax credits     57.9
Accrued Yankee nuclear plant costs     222.4
Purchased power obligations     761.1
Other reserves and deferred credits     300.8
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                    $4,889.2
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